Exhibit 10.15

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Loan Information Service Contract

Number:

Entrusting Party (Party A): Shenzhen Bestman Precision Instrument Co., Ltd.

Address:

Tel:

Trustee (Party B): Shenzhen Jiafangwang Technology Co., Ltd.

Address: Nanhai Avenue, Jinggangshan District, Shenzhen

Tel: [*]

In view of the fact that Party A entrusts Party B to provide information consultation and other services of financing loans to banks, Party A and Party B hereby sign this contract on the basis of voluntariness and equality in accordance with relevant laws and regulations, in order to clarify their responsibilities and abide by their credit, and guarantee to abide by it jointly.

Article 1 Information Content

1.1 According to Party A's loan intention and Party A's own loan conditions, Party B assists Party A in handling the financing loan business, and feeds back the loan handling information to Party A, and Party B collects the information service fee from Party A accordingly.

Article 2 Loan Information, Information Service Fee and Payment Method

2.1 Party A's intended loan amount: RMB eight million to ten million (including eight million and ten million), and the actual loan amount is subject to the amount approved by the institution.

2.2 In view of the financing loan information service provided by Party B, Party A shall pay the actual financing loan amount of RMB eighty thousand (in figures: RMB 80,000) as the information service fee of Party B. The service fee shall be paid within 10 working days from the date when the institution applies for credit to Party A's loan or gives a loan approval or other approval documents and materials (both parties confirm that "the approval of granting credit or granting loan or other approval documents and materials" can be, but not limited to, images, screenshots, photos, photocopies, text messages, etc. of computer data or documents approved by the institution, all of which can be used as evidence that the institution has agreed to the loan, the same below);

2.3 On the day of signing this contract, Party A shall pay Party B the information service fee deposit of RMB (in figures), which can be deducted when Party B pays the information service fee.

2.4 When Party A pays the information service fee and deposit to Party B, Party B accepts cash from our company, and the account number designated by Party B is the following account (Party B will not approve the payment of other accounts):

Account name: Shenzhen Jiafangwang Technology Co., Ltd.;

Bank: Ping’an Bank Nanshan Branch;

Bank account number: [*]

2.5 If the institution approves the loan, or Party A actually obtains the loan from the institution, it will be deemed that Party B has completed all the information services, and Party A shall pay Party B the information service fee according to Article 2.2 of this contract.

2.6 The property for which Party A applies for loan mortgage includes the property under the name of Party A and the property under the name of a third party (including the property under the name of Party A's immediate relatives and collateral relatives, and the loan property obtained by Party A from other sources as collateral).

Article 3 Rights and Obligations of Party A.

3.1 Party A has the right to supervise and put forward opinions on Party B's service quality, and has the right to know the loan progress from Party B's managers at any time.

3.2 Party A shall pay the information service fee to Party B in time according to Article 2.2 of this contract.

3.3 All expenses incurred in applying for a loan shall be borne by Party A itself, which has nothing to do with Party B. Party A shall not refuse to pay or delay paying Party B's information service fee on the grounds of disputes with institutions or third parties over expenses.

3.4 All disputes and responsibilities arising in the loan process due to changes in institutional loan policies (including but not limited to loan term, loan amount, etc.) and related factors have nothing to do with Party B. If Party B suffers losses as a result, Party B can claim compensation from Party A; If the conditions stipulated in Article 2.2 of this contract for Party B to collect information service fee have been met, Party A still needs to pay the information service fee to Party B according to this contract. If Party A has paid the information service fee, Party B shall not be required to refund it.

3.5 Party A promises to submit the documents and materials required for loan application to the institution according to the requirements of Party B and the institution (see the attached list of materials for details), and guarantees the authenticity, legality, completeness and validity of the above documents and materials. If Party A conceals facts, submits false materials, fails to submit or delays the submission of materials and other reasons, all adverse consequences (including but not limited to the institution's failure to approve or grant loans, the third party's accountability, etc., the same below) will be borne by Party A itself. If Party B suffers losses due to this, Party B can also claim compensation from Party A. At the same time, Party A shall pay the information service fee to Party B within 10 working days as agreed in Article 2.2 of this contract. If Party A has paid the information service fee, it shall not ask Party B to refund it.

3.6 Party A authorizes Party B to know and inquire about Party A's property, personal credit records and other information from relevant parties (including but not limited to People's Bank of China, government departments and credit data companies), and agrees that Party B will provide relevant information and materials to loan application institutions and keep them for future reference.

3.7 If the institution arranged by Party B and Party A fail to reach a loan cooperation intention or the loan is unsuccessful, Party A may notify Party B in writing to terminate this contract.

3.8 If the institution approves the loan within 365 days after the expiration of the contract term, Party A shall pay the information service fee to Party B in full according to the contract, and if Party A has already paid the information service fee, Party B shall not be required to refund it. If the paid information service fee has been returned to Party A, Party A shall pay Party B the information service fee in full according to the contract.

3.9 When the payment conditions of information service fee agreed in this contract are met, Party A shall not refuse to pay Party B's full information service fee for any reason, such as the institution's non-lending, delayed lending, etc. If Party A has paid the service fee, it shall not ask Party B to refund it.

Article 4 Rights and Obligations of Party B

4.1 Party B has the right to collect information service fee from Party A according to Article 2.2 of this contract.

4.2 Party B shall select and match the lending institutions suitable for Party A according to its information advantages such as loan policy, annual loan scale and status, loan amount and interest rate of each institution, try its best to select the institutions with low interest rate and loan cycle meeting the requirements of Party A, and guide Party A to select the financing lending institutions that meet Party A's demand for capital utilization and assist Party A in financing loan business.

4.3 After the expiration of the contract, Party B shall have the right to unilaterally terminate the contract when the contract term is extended due to Party B's failure to receive Party A's written document to terminate the contract.

4.4 Party B shall assist in following up the loan application and loan progress, and notify Party A in time.

4.5 Party B shall do its duty to serve Party A and fulfill the relevant confidentiality obligations, and Party B shall strictly keep the information and privacy of Party A obtained in the process of providing loan services.

Article 5 Liability for Breach of Contract

5.1 During the performance of this contract, all terms and conditions shall be strictly observed by both parties; otherwise, the breaching party shall compensate all economic losses caused to the observant party (including but not limited to all expenses such as evaluation fees, channel fees, information fees, interest, penalty interest, legal fees, notary fees, preservation fees, attorney fees, etc.).

5.2 If Party A fails to pay Party B's information service fee for financing loan in violation of this contract, Party A shall pay 1‰ of the unpaid information service fee for financing loan to Party B as liquidated damages every day until Party A pays the above fees to Party B.

5.3 Both Party A and Party B shall undertake strict confidentiality obligations for all matters related to this contract and the other party's information learned during the performance of this contract.

5.4 Both Party A and Party B shall undertake strict confidentiality obligations for all matters related to this contract and the other party's information learned during the performance of this contract. The confidentiality obligation shall not be exempted due to the ineffectiveness, dissolution and termination of this contract.

5.5 If Party B fails to comply with the confidentiality obligations stipulated in this agreement, it shall be liable for breach of contract to Party A. Any employee of Party B who violates the confidentiality obligation, discloses confidential information to a third party, or makes any suggestions to a third party based on such confidential information, will be regarded as Party B's violation of this agreement.

5.6 If Party B's breach of contract causes losses to Party A, Party B shall bear all the compensation responsibilities. If Party B receives benefits due to breach of contract, it shall pay the benefits to Party A.

Article 6 Miscellaneous

6.1 All notices agreed in this contract shall be in written form, and the address of service shall be the address of both parties to this contract (the other party shall be notified in writing in time when the address changes).

6.2 This contract shall come into force from the date of the seal (signature) of both parties, until the date of completion of the matters agreed in the contract.

6.3 After this contract comes into effect, unless otherwise agreed in this contract, either party shall not arbitrarily change or terminate this contract in advance. If it is really necessary to change or terminate this contract, all parties shall reach a written agreement through consultation. This contract shall remain valid until the written agreement is reached.

6.4 The related agreements, supplementary agreements, information lists, confirmations and statements under this contract are integral parts of this contract and have the same legal effect as this contract.

6.5 In case of any dispute during the performance of this contract, both parties shall actively negotiate and resolve it; If negotiation fails, it is agreed to bring a lawsuit to the people's court where Party B is located or where the contract is signed.

6.6 This contract is made in triplicate, with Party A holding one copy and Party B holding two copies, all of which have the same legal effect.

6.7 Party A declares: Party B has fully explained and explained the terms and contents of this contract and related documents, and Party A has fully and accurately understood and accepted the terms and contents of this contract and other related documents.

Remarks:

Party A: Shenzhen Bestman Precision Instrument Co., Ltd.	Party B: Shenzhen Jiafangwang Technology Co., Ltd.
(affixed with corporate seal)
On behalf of:	On behalf of:

Place of signing the contract: Nanshan District, Shenzhen City	Date of signing: YY MM DD .